Exhibit 99.1


       Secured Digital Issues Guidance for Accelerated Growth in 2005 and
               Outlines Plans to Expand Presence in United States

    NEW YORK--(BUSINESS WIRE)--April 26, 2005--Secured Digital Applications, Inc. (OTCBB:SDGL) today forecast revenue of $28-30 million for 2005 and outlined plans to begin actively marketing its products and services in the United States. The Company also said that its strategy for 2005 includes the reduction of debt service costs, improved net income, improving its working capital position and continued strategic acquisitions.
    Secured Digital reported gross revenue of $20.48 million revenue for 2004, up approximately 29 percent over 2003, and has estimated that it will report revenue for the first quarter of 2005 of $6.5 million. The Company stated that its strategy to improve both growth and maintain profitability will include the following:

    -- The Company has restructured several significant contracts for the provision of biometric security systems to permit customers to finance hardware purchases through a third-party, which will accelerate the anticipated performance of the contracts into the current fiscal year and improve profit margins. The Company has entered into a strategic relationship with a technology provider in Malaysia to provide hardware for its contracts. The Company said that it expected that this more focused approach would increase profit margins on the restructured contracts, reduce financing risk and improve cash flow.

    -- The Company, which operates and offers its products in Asia, said that it plans to begin offerings of a number of its products in the United States during 2005, and that it will add United States management and sales representatives in the second and third quarter. The products will include value-added applications such as biometric security system, RFID inventory systems and secured shipping. The company also said it plans to centralize investor relations in the United States to improve communications with its United States shareholders.

    -- The Company said that it will pursue strategies to reduce its debt service costs that include the early retirement of existing debt.

    "Based on our results in the first quarter and our pro forma analysis of the effect of the acquisitions that we made in 2005, we see strong growth in revenue for the balance of the year," said Patrick Lim, Chairman and CEO of the Company. "Moreover, we believe that this is an appropriate time to take aggressive steps to expand Secured Digital's business. In order to do that, we have examined strategies to improve our cash position, to accelerate the contracts that we have in the pipeline and to establish a meaningful business operation in the United States. It is our strategy to maintain or improve the growth rates that we have experienced by strengthening our existing lines of business and by continuing to aggressively pursue acquisitions that strengthen the company."
    "We believe that our access to the Asian markets, including Malaysia, Singapore, Thailand, Vietnam and Hong Kong can give us an important competitive factor," Lim explained. "Asia provides an important customer base and, at the same time, permits us to benefit from favorable labor conditions. We think that to obtain the full benefit of our position, we need to aggressively pursue a substantial business operation in the United States."
    The Company is currently pursuing acquisitions in the area of shipping and logistics in order to expand its secured shipping business, and is seeking a US partner or acquisition. The Company, which holds a broadband telecommunications license in Malaysia, said that it believed that there has been substantial improvement in the telecommunications industry and that it will seek to further develop the use of the license.
    The Company plans to use the money generated by conversions of its debt and preferred stock to fund acquisitions and its working capital requirements for its growing lines of business.

    About Secured Digital Applications:

    Secured Digital Applications, Inc. (formerly known as Digital Broadband Networks, Inc.) and its subsidiaries are involved in the development of practical applications for digital technology in home and industry. The SDGL companies include businesses that focus on the integration and provision of secured shipping and supply chain management service; the sale of biometrics security systems; and development of Web based interactive multimedia content; systems integration, servicing of computers, the sale of the EyStar SmartHome Management System, broadband modems, IP cameras, Apple computers and peripherals. For more information, please visit www.digitalapps.net, www.eystar.com and www.gallant-it.com.my.

    Safe Harbor Statement:

    Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information before making an investment in the common stock of the Company.



    CONTACT: Secured Digital Applications, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@digitalapps.net
             Jay McDaniel, 201-399-4346